Exhibit 23.2

Letter of consent

We refer to our report "Reserve estimation and economic evaluation" effective date December 31, 2011, as to the reserves appraisal and economic evaluation of certain oil and gas assets of Delta Oil & Gas, Inc. in the Hartburg, Newton County area of Texas, United States.  We hereby consent to the incorporation by the reference to our report which appears in Form 10-K of Delta Oil & Gas, Inc.

Yours truly,

/s/  Barry R. Ashton
Barry R. Ashton, P. Eng.
Executive Advisor
Financial Advisory Services

/s/  Gerard Black
Gerard Black, CA, CBV
Associate Partner
Financial Advisory Services
Deloitte & Touche LLP

Calgary, Alberta
Dated:  March 27, 2012